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                                                                   EXHIBIT 11.1
                        DIGITAL GENERATION SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF WEIGHTED AVERAGE AND
                     PRO FORMA COMMON SHARES AND EQUIVALENTS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                           SEPTEMBER 30,            SEPTEMBER 30,
                                                                      ---------------------     ----------------------
                                                                         1997        1996         1997          1996
                                                                      --------     --------     -------      ---------
                                                                            (Unaudited)             (Unaudited)

Net loss                                                              $ (4,499)    $ (2,397)    $(10,996)    $ (6,872)
                                                                      ========     ========     ========     ========


Weighted average common shares outstanding                              12,035       11,575       11,818        8,638
Weighted average common equivalent shares:
     Weighted average preferred stock outstanding                                                               2,424
Adjustments to reflect requirements of the Securities and Exchange
  Commission's Staff Accounting Bulletin No. 83:
     Common stock issuances                                                                                        65
     Convertible preferred stock issuances                                                                        194
     Preferred stock warrants                                                                                       7
     Common stock option grants                                                                                   249
                                                                      --------     --------     --------     --------

Total weighted average common shares and equivalents                    12,035       11,575       11,818
                                                                      ========     ========     ========

Pro forma total weighted average common shares and equivalents                                                 11,577
                                                                                                             ========


Net loss per share                                                    $  (0.37)    $  (0.21)    $  (0.93)
                                                                      ========     ========     ========

Pro forma net loss per share                                                                                 $  (0.59)
                                                                                                             ========
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